Exhibit 10.22
CONSENT TO ASSIGNMENT
Central Iowa Energy, LLC hereby consents to an assignment by Renewable Energy Group, Inc. of its rights to receive units in Central Iowa Energy, LLC to REG Ventures, LLC upon terms as substantially set out on the attached Exhibit A, and agrees to issue the membership units directly to REG Ventures, LLC.

CENTRAL IOWA ENERGY, LLC

By	/s/ James Johnston
Print Name: James Johnston
Title: Chairman

Exhibit A
ASSIGNMENT
This Assignment (the “Assignment”) is entered into and made effective as of the 27th day of June, 2007, by and between Renewable Energy Group, Inc. (“REG, Inc.”) and REG Ventures, LLC, an Iowa limited liability company.
RECITALS: This Assignment is made with reference to the following facts and objectives:
1. REG, LLC and REG, Inc. entered into a “REG, LLC Contribution Agreement” dated the 31st day of July, 2006 (“Contribution Agreement”), by which substantially all of the assets of REG, LLC were contributed to REG, Inc. in exchange for stock in REG, Inc.
2. Identified at Schedule 1(A)(v) as an asset being contributed by REG, LLC to REG, Inc. were the contract rights with respect to a construction contract entered into between REG, LLC and Central Iowa Energy, LLC.
3. As a result, under the terms of the Contribution Agreement REG, LLC assigned all of its rights in and to the construction contract to REG, Inc.
4. Under that same Contribution Agreement, REG, Inc. agreed to assume the obligation of REG, LLC to invest construction proceeds in the amount of $1,000,000 in Central Iowa Energy, LLC.
5. The construction contract with Central Iowa Energy, LLC has now been fulfilled, such that the final contract proceeds payable to REG, Inc. are being invested in Central Iowa Energy, LLC in exchange for units in Central Iowa Energy, LLC.
6. REG, Inc. desires to assign its rights to receive such units in Central Iowa Energy, LLC to REG Ventures, LLC, a wholly-owned subsidiary of REG, Inc.
AGREEMENT: In consideration of the foregoing recitals which are incorporated herein and made a part of this Assignment, and in consideration of the mutual agreements, provisions and covenants herein contained, the parties hereby agree as follows:
1. Assignment. REG, Inc. hereby assigns and transfers to REG Ventures, LLC all of its right to receive Central Iowa Energy, LLC units. REG, Inc. hereby requests Central Iowa Energy, LLC to issue such membership units directly to REG Ventures, LLC.
For purposes of issuance, the parties hereby state and provide the following information:
REG Ventures, LLC
PO Box 128
Ralston, IA 51459
Federal ID #20-5984071

2. Assumption. REG Ventures, LLC hereby assumes and agrees to receive, own and perform as holder of Central Iowa Energy, LLC units issued to it as a result of this Assignment.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be effective as of the date first written above.

RENEWABLE ENERGY GROUP, INC.

By	/s/ Jeffrey Pattison
Print Name: Jeffrey T. Pattison
Title: CFO
REG VENTURES, LLC
By Renewable Energy Group, Inc.

By	/s/ Daniel Joh
Print Name: Daniel Joh
Title: COO